UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 21, 2013

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-35293	54-1865271
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Atrium Way, Suite 265 Mount Laurel, New Jersey	08054
(Address of Principal Executive Offices)	(Zip Code)

(856) 273-6980

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Entry into Employment Agreement with Grant Winterton, Chief Executive Officer

On February 21, 2013, Central European Distribution Corporation (“CEDC”) entered into an Employment Agreement with Grant Winterton. The Employment Agreement is effective as of January 10, 2013 which is the date on which Mr. Winterton was appointed Chief Executive Officer of CEDC. Mr. Winterton’s Employment Agreement provides, among other things, the following:

•	The term of employment of Mr. Winterton by CEDC is for an initial period of three years and is automatically extended for one year on each anniversary of the effective date.

•	Mr. Winterton’s base salary is $750,000 gross annually.

•

Mr. Winterton will be eligible to receive a yearly cash bonus after the closing of each fiscal year equal to 100% of his base salary. One portion of the yearly cash bonus will based on the achievement of financial targets and will be earned on a sliding scale ranging from 0% for less than 92.5% achievement of targets, to 150% for over 110% achievement of targets. The other portion of the yearly cash bonus will be based on a good faith assessment of the achievement of project targets by CEDC’s Board of Directors and Operations Committee in consultation with Mr. Winterton.

•

Mr. Winterton will be eligible to receive an equity bonus in the form of restricted stock units (RSUs) on January 1st of each year during the term. One portion of the RSUs will be performance-based and have a value of $800,000 (determined as of January 1 of each year) and, subject to Mr. Winterton’s continued employment, will vest on the first anniversary of the date of grant, based on the achievement of financial targets aimed towards company value creation and in line with shareholders’ interests. The performance-based RSUs will vest on a sliding scale ranging from 0% of the RSUs for less than 92.5% achievement of targets, to 150% of the RSUs for over 110% achievement of targets. The other portion of the RSUs will be time-based with a value of $400,000 (determined as of January 1 of each year). Subject to Mr. Winterton’s continued employment through the vesting date, the time-based RSUs will vest in three equal annual installments beginning on the first anniversary of the grant date.

•	As additional benefits, Mr. Winterton will be reimbursed for the cost of certain flights, housing expenses, family health insurance coverage, company car and driver, and company phone and laptop.

•

If the Company terminates Mr. Winterton’s employment other than for Cause (as defined in the Employment Agreement), disability or death, then Mr. Winterton will be paid a lump sum in amount equal to 1.5 times his base salary and receive a bonus in cash equal to 50% of the yearly cash bonus applicable in the relevant year under the assumption that 92.5% of the targets for the relevant year is achieved. All of Mr. Winterton’s unvested time-based RSUs will be forfeited and all of Mr. Winterton’s unvested performance-based RSUs will vest immediately under the assumption that 92.5% of the targets for the relevant year is achieved. Mr. Winterton’s housing, car and driver allowance will continue to be paid for 6 months following the date of termination.

•

In certain instances, Mr. Winterton may be entitled to change in control termination benefits. If, during the CIC Provisions Effective Period (as defined in the Employment Agreement), Mr. Winterton terminates his employment under conditions constituting a Qualifying CIC Termination (as defined in the Employment Agreement), then Mr. Winterton will be paid his remaining base salary for the remainder of the term and receive a bonus in cash equal to 50% of the yearly cash bonus applicable in the relevant year under the assumption that 92.5% of the targets for the relevant year is achieved. All of Mr. Winterton’s time-based RSUs will be forfeited and all of Mr. Winterton’s unvested performance-based RSUs will vest immediately under the assumption that 92.5% of the targets for the relevant year is achieved. Mr. Winterton’s housing, car and driver allowance will continue to be paid for 6 months following the date of termination.

The foregoing summary is qualified in its entirety by reference to the full text of the Employment Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated herein by reference.

Resignation of James Archbold as Vice President and Director of Investor Relations

On February 22, 2013, James Archbold resigned from his position as CEDC’s Vice President and Director of Investor Relations. In connection with Mr. Archbold’s resignation, CEDC and Mr. Archbold entered into a General Release and Waiver Agreement providing for an aggregate payment to Mr. Archbold of approximately $1.5 million and Mr. Archbold’s agreement to cooperate in the future concerning the business of CEDC.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement entered into as of January 10, 2013 between Central European Distribution Corporation and Grant Winterton

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Central European Distribution Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ Ryan Lee
Ryan Lee
Chief Financial Officer

Date: February 27, 2013